As filed with the Securities and Exchange Commission on October 9, 2018

Registration No. 333-49435

Registration No. 333-136821

Registration No. 333-215131

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-49435

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-136821

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-215131

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Syntel, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-2312018
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

525 E. Big Beaver Rd., Suite 300

Troy, Michigan 48083

248-619-2800

(Address, including zip code, and telephone number, including area code, of principal executive offices)

1997 STOCK OPTION AND INCENTIVE PLAN

1997 EMPLOYEE STOCK PURCHASE PLAN

SYNTEL, INC. AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN

SYNTEL INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

2016 INCENTIVE PLAN

(Full Titles of the Plans)

DANIEL M. MOORE

Chief Administrative Officer, General Counsel and Secretary

Syntel, Inc.

525 E. Big Beaver Rd., Suite 300

Troy, Michigan 48083

(248) 619-2800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jaclyn L. Cohen, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Syntel, Inc., a Michigan corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

1.

Registration Statement No. 333-49435, pertaining to the registration of 1,000,000 shares of Common Stock, no par value, under the 1997 Stock Option and Incentive Plan and the 1997 Employee Stock Purchase Plan, as previously filed with the Securities and Exchange Commission (the “Commission”) on April 3, 1998;

2.

Registration Statement No. 333-136821, pertaining to the registration of 8,000,000 shares of Common Stock, no par value, under the Company’s Amended and Restated Stock Option and Incentive Plan and Amended and Restated Employee Stock Purchase Plan, as previously filed with the Commission on August 22, 2006; and

3.

Registration Statement No. 333-215131, pertaining to the registration of 16,000,000 shares of Common Stock, no par value, under the Company’s 2016 Incentive Plan, as previously filed on December 15, 2016.

The Company is filing these Post-Effective Amendments to remove from registration all securities previously registered under the Registration Statements that have not been sold or otherwise issued as of the date hereof.

On October 9, 2018, pursuant to the Agreement and Plan of Merger, dated as of July 20, 2018, among the Company, Atos S.E., a société européenne (European company) organized under the laws of France (“Parent”), and Green Merger Sub Inc., a Michigan corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, all offers and sales of the Company’s securities pursuant to the Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered under the Registration Statements for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, in the State of Michigan, on October 9, 2018.

SYNTEL, INC.

By:	/s/ Daniel Moore
Daniel Moore Senior Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.